EXIBIT 4.214

AMENDMENT NO. 3

TO

SERIES 2007-1 SUPPLEMENT

dated as of August 3, 2009

between

RENTAL CAR FINANCE CORP.,

an Oklahoma corporation

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

a New York banking corporation,

as Trustee

AMENDMENT NO. 3

TO SERIES 2007-1 SUPPLEMENT

This Amendment No. 3 to Series 2007-1 Supplement dated as of August 3, 2009 (“Amendment”), between Rental Car Finance Corp., an Oklahoma corporation (“RCFC”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Trustee (the “Trustee”) (RCFC and the Trustee are collectively referred to herein as the “Parties”).

RECITALS:

A.        RCFC, as Issuer, and the Trustee entered into that certain Amended and Restated Base Indenture dated as of February 14, 2007 (the “Base Indenture”);

B.        RCFC and the Trustee entered into that certain Series 2007-1 Supplement dated as of May 23, 2007 (the “Original Series 2007-1 Supplement”);

C.        RCFC and the Trustee entered into (i) that certain Amendment No. 1 to Series 2007-1 Supplement, dated as of September 12, 2008 (“Amendment No. 1”) and (ii) that certain Amendment No. 2 to Series 2007-1 Supplement, dated as of February 3, 2009 (“Amendment No. 2”; and the Original Series 2007-1 Supplement as amended by Amendment No. 1 and Amendment No. 2, the “Series 2007-1 Supplement”); and

D.        The Parties wish to amend and supplement the Series 2007-1 Supplement as provided herein pursuant to Section 8.7(a) thereof.

NOW THEREFORE, the Parties hereto agree as follows:

1.         Definitions. Capitalized terms used in this Amendment not herein defined shall have the meaning contained in the Series 2007-1 Supplement and if not defined therein shall have the meaning set forth in the Definitions List attached as Schedule 1 to the Base Indenture.

2.	Amendment. The Series 2007-1 Supplement is hereby amended as follows:

(a)       By deleting in its entirety the definition of “Chrysler” in Section 2.1(b) of the Series 2007-1 Supplement and replacing it with the following:

“Chrysler” means Chrysler Group LLC, a Delaware limited liability company, and its Successors and Assigns; provided, however, that any Group IV Vehicles manufactured by Chrysler LLC or its affiliates shall be deemed to have been manufactured by Chrysler for purposes of this Supplement and the other Related Documents.

(b)       By deleting in its entirety the definition of “General Motors” in Section 2.1(b) of the Series 2007-1 Supplement and replacing it with the following:

“General Motors” means General Motors Company, a Delaware corporation, and its Successors and Assigns; provided, however, that any Group IV Vehicles manufactured by General Motors Corporation or its affiliates shall be deemed to have been manufactured by General Motors for purposes of this Supplement and the other Related Documents.

(c)       By deleting the phrase “and all successors and assigns thereto” in the definitions of “BMW,” “Jaguar” and “Mercedes-Benz” in Section 2.1(b) of the Series 2007-1 Supplement and replacing in substitution thereof the phrase “and its Successors and Assigns.”

(d)      By adding the comma and phrase “, and its Successors and Assigns” to the end of the definitions of “Daewoo,” “Ford,” “Honda,” “Hyundai,” “Isuzu,” “Kia,” “Mazda,” “Mitsubishi,” “Nissan,” “Subaru,” “Suzuki,” “Toyota” and “Volkswagon” in Section 2.1(b) of the Series 2007-1 Supplement, in each case before the period of such definition.

(e)       By deleting the first clause of the first proviso in the definition of “Eligible Manufacturer” in Section 2.1(b) of the Series 2007-1 Supplement and replacing it with the following:

if a Manufacturer Event of Default has occurred and is continuing with respect to such Manufacturer,

(f)        By amending Section 2.1(b) of the Series 2007-1 Supplement to add the following defined terms in the proper alphabetical order:

“Eligible Vehicle Disposition Program” means at any time a Vehicle Disposition Program (a) pursuant to which either (1) the Repurchase Payment or (2) the Guaranteed Payment plus Auction Proceeds, as the case may be, of each Program Vehicle thereunder is at least equal to (i) the Capitalized Cost of such Vehicle minus (ii) all Depreciation Charges accrued with respect to such Vehicle prior to the date that the Vehicle is submitted for repurchase or sale, minus (iii) Excess Mileage Charges, minus (iv) Excess Damage Charges and minus (v) any other charges specified in such Vehicle Disposition Program, (b) that cannot be amended or terminated with respect to any Vehicle after the purchase of that Vehicle, (c) that has been approved by the Rating Agencies and (d) either the collateral assignment of the benefits of which to the Master Collateral Agent has been acknowledged in writing by the related Manufacturer pursuant to an Assignment Agreement or RCFC has been designated by such Manufacturer as an authorized fleet purchaser entitled to the benefits of the Vehicle Disposition Program, and in either case, RCFC (and the Master Collateral Agent on behalf of RCFC) has been provided with an opinion of counsel reasonably satisfactory to it that RCFC (and the Master Collateral Agent on behalf of RCFC) can enforce the applicable Manufacturer’s obligations under the Vehicle Disposition Program; provided that if a Vehicle Disposition Program of a Manufacturer with respect to which a Manufacturer Event of Default has occurred was an Eligible Vehicle Disposition Program immediately preceding such Manufacturer Event of Default, then (i) if an Event of Bankruptcy has occurred with respect to such Manufacturer, such Vehicle Disposition Program shall be an Eligible Vehicle Disposition Program upon (and only upon) satisfaction of the Confirmation Condition with respect to such Manufacturer and such Vehicle Disposition Program and (ii) if an Event of Bankruptcy has not occurred with respect to such Manufacturer, such

Vehicle Disposition Program shall be an Eligible Vehicle Disposition Program if (and only if) the failure of such Manufacturer to pay Guaranteed Payments, Repurchase Payments and/or Incentive Payments due under, respectively, such Manufacturer’s Vehicle Disposition Programs and its incentive programs as set forth in Section 18.1 of the Lease is cured in full (other than amounts that are the subject of a good faith dispute, as evidenced in writing by either the applicable Lessee or the Manufacturer questioning the accuracy of the amounts paid or payable in respect of any such Vehicle Disposition Programs or incentive programs); provided, further, that if a new Vehicle Disposition Program is executed and delivered by a Manufacturer that is subject to an Event of Bankruptcy in accordance with clause (ii) of the definition of Confirmation Condition in the Lease, the Confirmation Condition is satisfied with respect to such Manufacturer and such new Vehicle Disposition Program, and the Rating Agencies have approved such new Vehicle Disposition Program, then such new Vehicle Disposition Program shall be deemed to be an Eligible Vehicle Disposition Program.

“Successors and Assigns” shall mean, with respect to any Manufacturer, such Manufacturer’s successors and assigns by merger, sale or other transfer (including a sale pursuant to section 363 of the Bankruptcy Code), reorganization (including a reorganization under chapter 11 of the Bankruptcy Code) or restructuring or otherwise; provided that with respect to any Manufacturer, the Master Servicer shall provide the Trustee and Master Collateral Agent with written notice when a successor or assign shall be deemed to be the Successor and Assign of such Manufacturer and, upon the written consent of each Enhancement Provider, such Successor and Assign shall be deemed to be such Manufacturer for all purposes under this Supplement and the other Related Documents (including, for the avoidance of doubt, being deemed to be the Manufacturer of all vehicles manufactured by the predecessor or assignor prior to such notice), provided that, for the avoidance of doubt, a successor or assign of a Manufacturer shall not be a Successor and Assign of such Manufacturer absent such designation by the Master Servicer and written consent of each Enhancement Provider.

3.         Confirmation Condition with respect to Chrysler LLC. RCFC hereby represents that, as of the Effective Date, the Confirmation Condition with respect to Chrysler LLC has been satisfied.

4.         Manufacturer Event of Default with respect to Chrysler LLC. For the avoidance of doubt, on and after the Effective Date, the Manufacturer Event of Default caused by the Event of Bankruptcy with respect to Chrysler LLC and the failure of the Confirmation Condition with respect to Chrysler LLC to be satisfied within the first thirty (30) days of such Event of Bankruptcy shall be cured and shall no longer be continuing, and all consequences of such Manufacturer Event of Default in all Related Documents shall be cured and/or no longer continuing, as applicable.

5.         Manufacturer Event of Default with respect to General Motors. RCFC hereby represents that, as of the Effective Date, (i) it does not own any Program Vehicles that were manufactured by General Motors, (ii) it is not owed any money from General Motors in connection with a Vehicle Disposition Program, and (iii) it does not currently have a Vehicle Disposition Program in place with General Motors. For the avoidance of doubt, on and after the

Effective Date, the Manufacturer Event of Default caused by the Event of Bankruptcy with respect to General Motors Corporation and the failure of the Confirmation Condition with respect to General Motors Corporation to be satisfied within the first thirty (30) days of such Event of Bankruptcy shall be cured and shall no longer be continuing, and all consequences of such Manufacturer Event of Default in all Related Documents shall be cured and/or no longer continuing, as applicable.

6.         Effect of Amendment. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any of the Parties hereto under the Series 2007-1 Supplement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Series 2007-1 Supplement, all of which are hereby ratified and affirmed in all respects by each of the Parties hereto and shall continue in full force and effect. This Amendment shall apply and be effective only with respect to the provisions of the Series 2007-1 Supplement specifically referred to herein and any references in the Series 2007-1 Supplement to the provisions of the Series 2007-1 Supplement specifically referred to herein shall be to such provisions as amended by this Amendment

7.         Binding Effect. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

8.         GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PROVISIONS THEREOF REGARDING CONFLICTS OF LAWS), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

9.         Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

10.       Conditions Precedent.This Amendment shall become effective as of the date upon which the following conditions precedent shall be satisfied (the “Effective Date”):

(a)       execution and delivery of this Amendment by the parties hereto, with the executed consent of (i) Financial Guaranty Insurance Company, as Series 2007-1 Insurer, (ii) Deutsche Bank Trust Company Americas, as Series 2007-1 Letter of Credit Provider and (iii) DTAG;

(b)	satisfaction of the Rating Agency Condition with respect hereto; and

(c)       no Event of Default, Amortization Event, Asset Amount Deficiency or Lease Event of Default is continuing or would result from the execution and delivery of this Amendment.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the day and year first above written.

RCFC:

RENTAL CAR FINANCE CORP.,

an Oklahoma corporation

By: __________________________

Pamela S. Peck
Vice President and Treasurer

TRUSTEE:

DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation

By:	_________________________
Name: _________________________
Title:	_________________________

By:	_________________________
Name: _________________________
Title:	_________________________

Pursuant to Section 8.7 of the Series 2007-1 Supplement, Dollar Thrifty Automotive Group, Inc., Financial Guaranty Insurance Company, as Series 2007-1 Insurer, and Deutsche Bank Trust Company Americas, as Series 2007-1 Letter of Credit Provider, hereby consent to this Amendment as of the day and year first above written.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC., a Delaware corporation

By:	_____________________

Name: Pamela S. Peck

Title:	Vice President and Treasurer

FINANCIAL GUARANTY INSURANCE COMPANY, as Series 2007-1 Insurer

By

Name:

Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Series 2007-1 Letter of Credit Provider

By: _________________________

Name:

Title:

By: _________________________

Name:

Title:

Acknowledged and Agreed to:

DTG OPERATIONS, INC., a Delaware corporation

By:	_____________________

Name: Pamela S. Peck

Title:	Vice President and Treasurer